SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOLIDATED-TOMOKA LAND CO.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-0483700
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)

CONSOLIDATED-TOMOKA LAND CO.

SECOND AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Daniel E. Smith, Esq.

Senior Vice President – General Counsel & Corporate Secretary

Consolidated-Tomoka Land Co.

1140 N. Williamson Boulevard, Suite 140

Daytona Beach, Florida 32114

(Name and address of agent for service)

(386) 274-2202

(Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:

Robert B. Robbins, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth St. NW

Washington, DC 20036

(202) 663-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $1.00 par value per share	270,000 shares	61.70	$16,659,000	$2,019.07

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s common stock issuable under the plan resulting from any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The fee is based on the average of the high ($62.90) and low ($60.50) sales prices of the Registrant’s common stock on October 16, 2018, as reported on the NYSE American.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and Registrant information) will be sent or given to eligible participants as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

PART II

Explanatory Note

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Commission to register an additional 270,000 shares of the Registrant’s Common Stock under the Registrant’s Second Amended and Restated 2010 Equity Incentive Plan. Pursuant to General Instruction E, the contents of the Registrant’s Registration Statements on Form S-8 (File Nos. 333-168379 and 333-204875) filed on July 29, 2010 and June 11, 2015 are hereby incorporated by reference into this Registration Statement, except as revised herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant, which are on file with the Commission, are incorporated herein by reference and made a part hereof:

1.

Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed February 28, 2018, including portions of the Registrant’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, filed May 1, 2018 and August 1, 2018, respectively;

3.	Current Reports on Form 8-K filed February 27, 2018 and May 1, 2018 (as amended on May 4, 2018); and

4.	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-B filed July 1, 1993.

All reports and other documents filed by the Registrant (other than any portion of such filings that are furnished under applicable rules of the Commission rather than filed) pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification.

The Registrant is a Florida corporation. Section 607.0850 of the Florida Business Corporation Act, as amended (the “FBCA”) grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (1) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (2) a transaction from which the individual derived an improper personal benefit; (3) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (1) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (2) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (3) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant will indemnify any director, officer, employee or agent of the Registrant and each person who serves or served as a director, officer, employee or agent at the request of the Registrant to the fullest extent authorized by law, provided that the Articles and Bylaws shall not apply to any proceeding brought by or on behalf of a director, officer, employee or agent without prior approval of the Registrant’s board of directors. Unless the Registrant consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of or in the name of the Registrant, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Registrant to the Registrant or the Registrant’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the FBCA, the Registrant’s Articles or Bylaws (in each case, as the same may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine; shall be any Florida court sitting in Volusia County, Florida (or, if no Florida court sitting in Volusia County, Florida has jurisdiction, the federal district court for the Middle District of Florida). The foregoing summaries are subject to the complete text of the FBCA and the Articles and Bylaws and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Consolidated-Tomoka Land Co., dated October 26, 2011, filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K filed October 28, 2011, and incorporated herein by reference.

3.2	Amended and Restated Bylaws of Consolidated-Tomoka Land Co., dated April 26, 2016, filed as Exhibit 3.2 to the Registrant’s quarterly report on Form 10-Q filed May 3, 2016, and incorporated herein by reference.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the Securities being registered (filed herewith)

10.1	The Consolidated-Tomoka Land Co. Second Amended and Restated 2010 Equity Incentive Plan filed as Appendix B to the Registrant’s Proxy Statement for the 2018 Annual Meeting of Shareholders, filed March 12, 2018 and incorporated herein by this reference.

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in their opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney of the members of the Board of Directors (filed herewith)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on October 18, 2018.

CONSOLIDATED-TOMOKA LAND CO. (Registrant)

By:	/s/ Daniel E. Smith

Daniel E. Smith
Senior Vice President, General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ John P. Albright John P. Albright	President and Chief Executive Officer (Principal Executive Officer), and Director	October 18, 2018

/s/ Mark E. Patten Mark E. Patten	Senior Vice President and Chief Financial Officer	October 18, 2018

* Laura M. Franklin	Chairman of the Board, Director	October 18, 2018

* Christopher W. Haga	Director	October 18, 2018

* William L. Olivari	Director	October 18, 2018

* Howard C. Serkin	Vice Chairman of the Board, Director	October 18, 2018

* Thomas P. Warlow, III	Director	October 18, 2018

* Casey R. Wold	Director	October 18, 2018

*By:	/s/ Daniel E. Smith

Daniel E. Smith Attorney-in-Fact pursuant to a power of attorney

Date: October 18, 2018